================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            MCFARLAND ENERGY, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                             MCFARLAND ENERGY, INC.

                            10425 SO. PAINTER AVENUE
                          SANTA FE SPRINGS, CA  90670

                              ____________________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 28, 1997

                              ____________________



TO THE SHAREHOLDERS OF MCFARLAND ENERGY, INC.

          The annual meeting of shareholders will be held at the Candlewood Club, 14000 East Telegraph Road, Whittier, California, on May 28, 1997 at 10:00 a.m., for the following purposes:

          1. The election to the Board of one class of directors consisting of three Directors; and

          2. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

          The Board of Directors has fixed the close of business on March 28, 1997 as the record date for the shareholders entitled to the notice of, and to vote at, such meeting.

          You are cordially invited to attend the meeting in person. IF YOU CANNOT DO SO, IT IS IMPORTANT THAT YOU FILL IN, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

                                    By order of the Board of Directors



                                              SILVIA D. NELSON
                                                 Secretary

March 28, 1997

                                PROXY STATEMENT
                              ____________________

                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 28, 1997
                              ____________________

                      SOLICITATION AND REVOCATION OF PROXY



     The following information is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the Board of Directors of McFarland Energy, Inc. ("Company") for use at the Annual Meeting of Shareholders of the Company to be held on May 28, 1997 and at any adjournment or adjournments thereof ("Meeting").

     Any shareholder who has given a proxy may revoke it any time prior to its exercise at the Meeting (1) by mailing or by delivering, at or prior to its exercise at the Meeting, to the corporate secretary of the Company, (a) an executed instrument revoking such proxy, or (b) an executed proxy bearing a later date, or (2) by appearing at the Meeting, revoking his or her proxy, and voting in person. Any written notice revoking a proxy should be sent to the principal office of the Company to the attention of the corporate secretary. The mere presence at the Meeting of a person who has given a proxy will not revoke such proxy.

                             VOTING AT THE MEETING

     The Common Stock represented at the Meeting by properly executed proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, the shares will be voted by the Company in favor of the election of the directors named herein.

     Abstentions may be specified on all proposals submitted to a shareholder vote other than the election of directors. Abstentions will be counted as present for purposes of determining the existence of a quorum regarding the proposal on which the abstention is noted. The election of each nominee for director requires a plurality of the votes cast.

     The Company will bear the costs of solicitation of proxies. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies in person, by telephone, telegram or other means and such person shall be reimbursed by the Company for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for reimbursement of reasonable out-of-pocket expenses incurred by them in connection therewith. The Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about April 11, 1997.

                               VOTING SECURITIES

     The Company is authorized to issue 10,000,000 $1.00 par value Common Stock. The Company on March 28, 1997 had 5,700,922 outstanding shares of Common Stock, all of which will be entitled to vote at the Meeting and any adjournments thereof. The holders of the Company's Common Stock are entitled to one vote for each share of such stock held of record by them.

     The following table sets forth, as of March 28, 1997, the information with respect to ownership of the Company's Common Stock by each person known by the Company to own beneficially, or have options exercisable on March 28, 1997 and options which will become exercisable within sixty days thereafter to purchase, a number of shares which represent more than 5% of the Company's issued and outstanding Common Stock, and of all directors and officers as a group:

                                                               AMOUNT AND NATURE
      NAME AND ADDRESS                                           OF BENEFICIAL                     PERCENT
     OF BENEFICIAL OWNER                                           OWNERSHIP                      OF CLASS
     -------------------                                       -----------------                  ---------

WHITE RIVER CORPORATION..............................               640,200        (A)(B)             11.2%
777 Westchester Avenue, Suite 201
White Plains, NY  10604

DAVID L. BABSON & CO.................................               553,700        (B)                 9.7%
One Memorial Drive
Cambridge, MA  02142-1300

McFARLAND FAMILY TRUST...............................               527,696        (C)                 9.3%
10425 So. Painter Avenue
Santa Fe Springs, CA  90670

CROFT-LEOMINSTER, INC................................               334,900                            5.9%
207 E. Redwood Street
Baltimore, MA  21202

DIMENSIONAL FUNDS ADVISORS INC.......................               308,500        (D)                 5.4%
1299 Ocean Avenue, 11/th/ Floor
Santa Monica, CA 90401

FUND AMERICAN ENTERPRISES HOLDINGS, INC..............               300,000        (B)(E)              5.3%
The 1820 House, Main Street
Norwich, VT  05055-0850

All Directors and Officers as a Group (12 persons)...               431,154                            7.6%

(A) Prior to December 22, 1993, White River Corporation ("WRC") was a wholly-owned subsidiary of Fund American Enterprises Holdings, Inc. ("FAEH"), formerly Fireman's Fund Corporation. WRC purchased the shares of the Company from FAEH on September 24, 1993 as part of the initial capitalization of WRC. In October 1993, FAEH provided the Company with a letter which stated that WRC had agreed to be bound by all the obligations of FAEH as set forth in that certain

    Letter Agreement dated September 1, 1989, between FAEH and the Company (the "Letter Agreement"). The Letter Agreement provides that for a period of no less than five years FAEH (a) will not buy Company's shares without its consent if the purchases would increase FAEH's holding above 15%; (b) if by Company's actions the percentage ownership would be increased to more than 15% of the common stock, and if Company asks FAEH, FAEH will sell back to Company, at a price both parties consider reasonable, enough stock to hold the shares owned by FAEH to 15%; (c) FAEH will continue to support Company's current senior management and Board of Directors at shareholder meetings and will vote as Company asks; and (d) FAEH will not sell its shares as a block without first discussing with Company and in a manner amenable to Company. On January 4, 1993 the principal terms of the Letter Agreement were extended to January 4, 1998 in conjunction with the Company's refinancing of its $2.6 million convertible note through FAEH. The newly issued convertible note had a conversion rate of one share of Common Stock for each $6.50 principal amount and was convertible by FAEH after January 4, 1994. Provisions (a) and
    (b) of the Letter Agreement were amended to exclude any shares issued upon conversion of the convertible note. See (E) below regarding conversion of the note.

(B) Based upon Schedules 13D or 13G as filed with the Securities and Exchange Commission.

(C) As part of the transaction whereby the Company acquired Carl Oil & Gas Co., L.C. McFarland and William E. Carl entered into a Shareholder Agreement dated July 15, 1988, as amended, which contained obligations and restrictions on sales of the Company's shares by Carl and what is now the estate of Mr. L. C. McFarland. The Shareholder Agreement has now expired by its terms.

(D) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 308,500 shares of McFarland Energy, Inc. stock as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(E) On January 29, 1996, the Company converted the $2.6 Million convertible note held by FAEH into 400,000 shares of Company Common Stock. These unregistered shares are subject to all of the provisions of the Letter Agreement identified in Note (A) above, as amended.


                       PROPOSAL 1:  ELECTION OF DIRECTORS

    The Board of Directors consists of seven members divided into three classes. Three directors, as set forth hereafter, are to be elected at the Meeting. The remaining four directors presently serving will continue to serve as set forth hereafter. The proxy holders will vote the proxies received by them for the following three nominees for a term of three years and until their successors are duly elected and qualified unless authorization to vote for election of directors has been withheld.

                                          NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
                                               FOR THREE-YEAR TERM EXPIRING IN 2000
                                          -----------------------------------------------
                                                                                                   SHARES OF
                                                                                                 COMMON STOCK
                                                          PRINCIPAL                 DIRECTOR     BENEFICIALLY      OUTSTANDING
NAME                                                     OCCUPATION           AGE    SINCE        OWNED(1)(2)        PERCENT
----                                               --------------------       ---   --------   -----------------   ------------
William E. Carl                                   Oil and Gas Executive        71       1988       120,362(7)(8)           2.1%
(3)(4)(5)(6)

J. C. McFarland                                   Chairman of the Board        50       1982       169,920(9)              3.0%
(5)                                               and Chief Executive
                                                  Officer

Daniel J. Redden                                  Business Executive           55       1986         7,100(8)                *
(5)(10)(11)

                                    MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                                                    TERM EXPIRING IN 1998

Herbert M. Rome                                   Retired Business             70       1992        19,542(8)                *
(3)(10)(12)                                       Executive

Daniel E. Pasquini                                Oil and Gas Consultant       54       1994         4,000(8)                *
(10)(13)

                                                   TERM EXPIRING IN 1999

John C. Capshaw                                   Retired Business             64       1994         6,000(8)                *
(3)(14)                                           Executive

John B. Pollara                                   President and Chief          49       1996         4,500(16)               *
(3)(15)                                           Executive Officer of
                                                  Zieman Manufacturing
                                                  Company

_______________________
    *Less than one percent
(1) Does not include the shares in the Employee Retirement Savings and Stock Ownership Plan.
(2)  Includes shares owned by spouses.
(3)  Member of Audit Committee of the Board of Directors.
(4) Elected to the Board of Directors in September, 1988 pursuant to the terms of the Shareholder Agreement discussed in Note (B) to "Voting Securities". Since July 1988, Mr. Carl had been President of Carl Oil & Gas Co., a wholly-owned subsidiary of the Company. Carl Oil & Gas Co. was merged into the Company on December 19, 1995. For more than five years prior to that time, Mr. Carl was President of Carl Oil & Gas Co., a privately owned company engaged in oil and gas exploration and production.
(5)  Member of the Nominating Committee of the Board of Directors.
(6)  Vice Chairman of the Board of Directors.
(7)  See Note (B) to "Voting Securities".
(8) Includes 4,000 shares which are purchasable upon exercise of outstanding stock options.
(9) Includes 94,625 shares which are purchasable upon exercise of outstanding stock options.
(10) Member of the Compensation Committee of the Board of Directors.
(11) Mr. Redden is a principal of Redden-Shaffer Group, a retained executive search and management consultant firm.
(12) From 1978 until he retired in 1991, Mr. Rome held the position of Executive Vice President of Eldon Industries, Inc. He also served on Eldon Industries, Inc.'s Board of Directors from 1979 through 1990.
(13) Mr. Pasquini was elected to serve on the Board of Directors on October 20, 1994. From 1987 through 1994, Mr. Pasquini held the position of President and Chief Executive Officer of Fortune Petroleum Corporation.

(14) In 1993, Mr. Capshaw retired from Hadson Energy Resources Corporation where he had held the positions of Chairman, Chief Executive Officer and President. Prior to Hadson Energy Resources Corporation, Mr. Capshaw served as Chief Executive Officer and President of UMC Petroleum Corporation from 1988 to 1989.
(15) Mr. Pollara currently serves as the President and Chief Executive Officer and is part owner of Zieman Manufacturing Company. Zieman Manufacturing is a leading manufacturer of recreational and equipment hauling trailers.
(16) Includes 2,000 shares which are purchasable upon exercise of outstanding stock options.

    Unless otherwise noted, each of the directors has had the same principal occupation during the past five years.

DIRECTORS' COMPENSATION

    The Company does not pay any salaried employee of the Company additional compensation for service on the Board of Directors or any Board committee. For directors who are not salaried employees of the Company, the presently established fee is $1,000 for attending meetings of the Board. The fee for attending meetings of the Audit, Compensation and Nominating Committees is $500 if a meeting occurs on the same day as a regularly scheduled Board meeting, however, if a meeting occurs on a day separate from a Board meeting, the fee is $1,000. In addition, except for any salaried employee or retained consultant, directors receive an annual retainer of $10,000. The Company entered into a two-year Consulting Agreement with William E. Carl, which is described in further detail hereafter under the heading "Transactions with Management and Others".

    Pursuant to the Non-Employee Director Stock Option Plan, each non-employee director receives an initial option to purchase 2,000 shares of Company Common Stock. Annually, thereafter, options to purchase 2,000 shares of common stock are granted to each non-employee director. The option exercise price is equal to the fair market value of the Company's common stock on the date of grant. The options are exercisable immediately after grant date.

MEETINGS OF THE BOARD OF DIRECTORS

    During the calendar year 1996, the Board of Directors held six meetings. In 1996 the Compensation Committee held three meetings, and the Audit Committee and the Nominating Committee each met twice.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors maintains standing Audit, Compensation and Nominating Committees. The purpose and objective of the Audit Committee is to provide assistance and advice to the directors in connection with corporate accounting, auditing and reporting practices and to facilitate communication between the Board and the independent auditors of the Company. It meets periodically with management and external auditors and reviews the Company's accounting policies and internal controls. The committee recommends the firm of independent accountants to be retained by the Company, and approves all material non-audit services provided by them.

    The Compensation Committee's functions are to review the Company's policies and programs for the development of management personnel; to make recommendations to the Board with respect to any proposals for compensation or compensation adjustments for other elected officers of the Company; from time to time to delegate to the chief executive officer authority to act on compensation or compensation adjustment of other executives of the Company; to administer the Company's stock option plans; and to make recommendations to the Board with respect to directors' compensation.

    The Nominating Committee considers and makes recommendations to the Board as to the number of directors to constitute the whole Board, the names of persons whom it concludes should be considered for Board membership, and recommends matters relating to the selection, tenure and retirement of directors.

Reports under Section 16(a) of the Securities Exchange Act of 1934

    Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the NASDAQ National Market and to furnish the Company with copies.

    Based on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

Cash Compensation

    The following tables set forth, for the fiscal year ended December 31, 1996, certain information concerning compensation paid to or accrued for all executive officers who were serving as executive officers during 1996 and whose annual salary and bonus exceeded $100,000 in the current fiscal year.

                          SUMMARY COMPENSATION TABLE
                          --------------------------

                                                                           Long Term
                                                Annual Compensation      Compensation
                                                -------------------     ---------------
                                                                          No. of Shares
                                                                           Underlying          All Other
                                                Salary        Bonus     Options Granted     Compensation(1)
Name and Principal Position          Year        ($)           ($)             (#)                ($)
---------------------------          ----       -------     --------    ---------------     ---------------
J. C. McFarland                      1996       $190,184    $143,100        20,000             $10,500
    Chairman of the Board            1995       $182,896    $ 82,300        15,000             $10,500
    and Chief Executive Officer      1994       $166,322    $ 77,700        13,500             $ 7,582

Ronald T Yoshihara                   1996       $105,704    $ 71,500        11,000             $10,076
    Vice President and               1995       $101,276    $ 42,100         7,000             $ 8,861
    Treasurer                        1994       $ 92,122    $ 36,050         5,000             $ 6,753

Robert E. Ransom                     1996       $ 97,681    $ 53,200         9,500             $ 8,597
    Vice President -                 1995       $ 93,625    $ 30,200         6,000             $ 8,493
    Corporate Development            1994       $ 87,115    $ 31,800         5,000             $ 6,385

William H. Moodie                    1996       $ 86,890    $ 59,100         9,500             $ 8,399
    Vice President -                 1995       $ 82,863    $ 33,600         6,000             $ 7,265
    Operations                       1994       $ 79,116    $ 27,700         5,000             $ 5,535

Craig M. Sturtevant                  1996       $ 93,207    $ 53,200         7,500             $ 5,927
    Vice President and               1995       $ 87,828    $ 30,200         5,000             $ 3,152
    General Counsel                  1994       $ 14,475    $    -0-         5,000             $   -0-

(1) Amounts represent the matching contributions made by the Company under its Employees Savings and Stock Ownership Plan.

                              OPTION GRANTS IN 1996
                              ---------------------


                                                                                                 Potential Realizable Value at
                                                                                               Assumed Annual Rates of Stock Price
                                                        Individual Grants                      Appreciation for Option Term(3)
                                      ------------------------------------------------------  ------------------------------------

                                                     % of Total
                                                      Options
                                      Options         Granted     Exercise
                                      Granted       to Employees    Price         Expiration
            Name                       (#)(1)          in 1996    ($/Sh)(2)           Date          5%                 10%
-----------------------------          ------       ------------  ---------       ----------     -------            --------
J. C. McFarland                        20,000            23%        $7.50           1/10/06      $94,500            $238,500
Ronald T Yoshihara                     11,000            13%        $7.50           1/10/06      $51,975            $131,175
Robert E. Ransom                        9,500            11%        $7.50           1/10/06      $44,888            $113,288
William H. Moodie                       9,500            11%        $7.50           1/10/06      $44,888            $113,288
Craig M. Sturtevant                     7,500             9%        $7.50           1/10/06      $35,438            $ 89,438

(1) Option holders vest in the granted options at the rate of 25% per year, commencing on the first anniversary of the grant date.

(2) All options were granted at the Company's Common Stock fair market value on the date of grant.

(3) These columns present hypothetical future values of the stock obtainable upon exercise of the options net of the option's exercise price, assuming that the market price of the Company's common stock appreciates at a five and ten percent compound annual rate over the ten year term of the options. The five and ten percent rates of stock price appreciation are presented as examples pursuant to the Securities and Exchange Commission Rules and do not necessarily reflect management's assessment of the Company's future stock price performance. The potential realizable values presented are NOT
                                                                      ---
    intended to indicate the value of the options.

                      AGGREGATED OPTION EXERCISES IN 1996
                      -----------------------------------
                    AND YEAR ENDED DECEMBER 31, 1996 VALUES
                    ---------------------------------------

                                                                  Number of Shares             Dollar Value of
                                                                      Underlying                  Unexercised,
                                                                  Unexercised Option          In-The-Money Options
                                   Number of        Dollar         Held at Year End              At Year End(1)
                                Shares Acquired     Value     ---------------------------  -------------------------
    Name                          on Exercise      Realized   Exercisable   Unexercisable  Exercisable Unexercisable
    ----                        ---------------    --------   -----------   -------------  ----------- -------------
J. C. McFarland                       -0-           $   -0-      82,500        38,000       $628,188       $205,000
Ronald T Yoshihara                    -0-           $   -0-      35,250        18,750       $267,969       $ 98,906
Robert E. Ransom                      -0-           $   -0-      31,500        16,500       $238,500       $ 87,563
William H. Moodie                   2,500           $10,938       2,750        15,250       $ 17,406       $ 78,969
Craig M. Sturtevant                   -0-           $   -0-       3,750        13,750       $ 24,531       $ 73,906

(1) The amounts represent the difference between the fair market value of the Common Stock on December 31, 1996 of $12.125 and the option exercise price.

                           TEN-YEAR OPTION REPRICING
                           -------------------------

                                                                                                           Length of
                                                          Market Price        Exercise                   Original Option
                                            Number             of              Price           New        Term Remaining
                                          of Options      Stock at Time        at Time       Exercise      at Date of
      Name                      Date       Amended         of Amendment      of Amendment     Price        Amendment
------------------              ----      ----------       ------------      ------------    --------    ---------------
J. C. McFarland                6/12/92      46,000             $4.13         $8.00-$10.00      $4.13        4-9 Years
Ronald T Yoshihara             6/12/92      19,000             $4.13         $8.00-$10.00      $4.13        4-9 Years
Robert E. Ransom               6/12/92      20,500             $4.13         $8.00-$10.00      $4.13        4-9 Years

    At the May 29, 1992 Annual Meeting of Shareholders, the shareholders approved an amendment to the 1986 and 1989 Stock Option Plans to permit the Company to exchange options previously granted to officers and employees under the Plans on such terms and conditions as the Board of Directors or its Compensation Committee may determine within the confines of the Plans. The purpose of the authority to authorize an exchange of outstanding options was to restore the incentive value of the options previously granted to officers and employees in light of the dramatic market correction that occurred for the Company as well as other oil and gas companies in 1991. The Company had experienced a weak oil and gas market, which had contributed to a decline in the market price of the Company's common stock. As a result of these conditions, salaries of all management personnel were "frozen" in 1991. The amendment to the Plans was intended to provide further incentives to participating officers and employees to improve the profit position of the Company. In addition, the Company believes that providing an opportunity to officers and key employees to develop a proprietary interest in the Company will aid the Company in obtaining and retaining the services of individuals of outstanding ability.

    The Board of Directors, through its Compensation Committee, engaged Strategic Compensation Associates ("SCA") to advise it on the appropriate method and formula to apply to an exchange. Utilizing the "Black-Scholes" options valuation model, and considering the above stated purpose of the Board, SCA concluded that a two for one exchange ratio would properly provide for shareholder interests. On June 12, 1992, the Board of Directors approved an exchange ratio of two outstanding options for the issuance of one new option with an exercise price of $4.13, the Company's Common Stock fair market value on date of grant. Option holders vest in the new options at the rate of 25% per year, commencing one year after the date of grant.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with Messrs. McFarland, Yoshihara, Ransom, Moodie and Sturtevant and a key employee. The initial term of each employment agreement expires on December 31, 1999, or twenty-four months following a "Change in Control" (as defined below). Mr. McFarland's agreement provides that if he is terminated as a result of a Change in Control, he will receive a lump sum amount equal to two times his base salary, including any bonus, and is entitled to receive medical benefits for a two year period. In the event Mr. McFarland is terminated without "Good Cause" (as defined below), the agreement provides that he will be entitled to receive a lump sum amount equal to two weeks salary for every year of service and medical benefits for the same number of weeks as the number of weeks of salary he is entitled to receive. Mr. Yoshihara's, Mr. Ransom's, Mr. Moodie's and Mr. Sturtevant's agreements provide for a lump sum payment in the event of a Change in Control equal to one and one-half times their salary, plus bonus; while the agreement for the key employee provides for a lump sum payment equal to one times his salary, plus bonus. The agreements entered into with Messrs. Yoshihara, Ransom, Moodie and Sturtevant and a key employee are identical to Mr. McFarland's agreement with respect to the formula for the calculation of lump sum payments received if terminated without Good Cause.

    Under the agreements, a "Change in Control" is defined as an occurrence of an event whereby (i) the Board of Directors in office on the date of the agreement cease to constitute a majority; (ii) any person or group becomes the beneficial owner of 35% or more of the combined voting power of the Company's outstanding securities; or (iii) the Company merges or combines into another corporation. Under the agreements, termination with "Good Cause" shall mean that any of the following conditions are met: (i) grounds exists to terminate the employment of the individual pursuant to California Labor Code Section 2924;
(ii) the individual engages in serious or willful misconduct which is detrimental to the interests of the employer or its stockholders; or (iii) the individual willfully refuses to carry out the directions and responsibilities assigned to him.


                               PERFORMANCE GRAPH

    The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on its Common Stock to that of the NASDAQ Non-Financial Stock Index and a group of ten peer companies engaged in oil and
gas exploration and production and with comparable market capitalizations.   The
Company's peer group index includes Alexander Energy Corp. (which was merged into National Energy Group, Inc. in September, 1996), American Exploration Co., Berry Petroleum Co., Coho Energy Inc., Equity Oil Co., Harcor Energy, Maynard Oil Co., Patrick Petroleum Co., Plains Resources Inc., and Wiser Oil Co. The graph assumes the value of the investment in McFarland Common Stock and each index as $100 on December 31, 1991 and that all dividends were reinvested.


               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                 AMONG MCFARLAND ENERGY, PEER GROUP AND NASDAQ

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           MACFARLAND     PEER
(Fiscal Year Covered)        ENERGY         GROUP        NASDAQ
-------------------          ----------     ---------    ------
Measurement Pt-  1991        $100.00        $100.00      $100.00
FYE   1992                   $124.98        $106.95      $109.39
FYE   1993                   $146.16        $ 99.76      $126.30
FYE   1994                   $182.13        $ 91.72      $121.45
FYE   1995                   $217.85        $103.48      $169.21
FYE   1996                   $346.38        $165.26      $205.63

The stock price performance depicted in the above graph is not necessarily indicative of future price performance. The Performance Graph will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates same by reference.

COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Board of Directors is responsible for defining, implementing and monitoring the policies and programs which govern executive compensation and recommends appropriate actions to the Board of Directors. The policy of the Committee is to provide a compensation program that will attract, motivate and retain executives of outstanding ability and will foster dedication to the long-term interests of the Company. The Compensation Committee utilizes oil and gas industry analyses of peer group compensation programs, external consultant input and historic Company compensation data to form its conclusions for compensation program actions.

    Compensation for executives is comprised of three elements: base salary, incentive compensation and stock options. The objective of the Compensation Committee in creating this program is to maintain a competitive industry posture, to reward performance as demonstrated by the attainment of business objectives and to align the interests of executives with those of shareholders.

    The base salaries of executives are reviewed annually and adjustments, if any, are based primarily on individual and Company performance. Length of service and cost of living are also considered. The general policy of the Compensation Committee is to establish competitive base salaries that approximate industry averages.

    Effective January 1, 1993, the Board of Directors approved and implemented a new Management Incentive Compensation Plan ("Incentive Plan"). The Incentive Plan established annual company wide goals for oil and gas production quantities and production cost levels, as well as individual performance goals for each plan participant. The Incentive Plan limited total distributions to a maximum of 8% of Company net cash flow and provided that no incentive payments would be made to executives unless the Company reported certain levels of pretax profit. Effective January 1, 1994, the Compensation Committee modified the Incentive Plan to include a component for the Company's exploration activities and to reduce the maximum distribution limit to 6% of net cash flow, before exploration activities. Goals are established by the Compensation Committee and are based primarily on the annual budget plan. In order to achieve maximum payout, plan goals must be substantially exceeded. Individual goals are established for each participant, and executive officer goals include a factor based on Company stock price performance.

1996 Compensation of Chief Executive Officer
--------------------------------------------

    Base Salary
    -----------

    Effective January 1, 1997, Mr. McFarland received a 4% increase in his base salary to $190,000. This increase in base salary recognizes the strong leadership demonstrated by Mr. McFarland in 1996, which was instrumental in the
Company's outstanding financial and operating performance during the year.   In
1996, the Company achieved another record setting year in terms of production, cash flow and operating earnings. In addition, the Company's oil and gas reserve volumes and SEC PV 10 value at the end of 1996 were at all-time highs. These performance factors, along with the 59% increase in the Company's common stock price, were considered in the evaluation of Mr. McFarland's base salary adjustment for 1996. The Compensation Committee believes that Mr. McFarland's base salary is in line with his level of responsibility, as well as salaries paid to chief executive officers of other oil and gas industry peer companies.

    Incentive Compensation
    ----------------------

    For 1996, Mr. McFarland earned a bonus award of $143,100 under the Management Incentive

Compensation Plan ("Incentive Plan"). In 1996, the Company exceeded its company wide production target by 6% and lowered its per unit lifting costs 5% below the pre-established target figure. Exploration activities in 1996 did not contribute to Mr. McFarland's Incentive Plan bonus. Based on the Company's 1996 cash flow, his individual performance rating and the company wide performance factors which are established by management and approved by the Board of Directors at the beginning of the year, Mr. McFarland's 1996 bonus award represented 67% of the maximum achievable payout under the Incentive Plan.

    Stock Options
    -------------

    Stock Options are intended to provide long-term incentive for the continuing growth, success and value of the Company and to directly link the interests of the option holders with those of the shareholders. The Compensation committee is dedicated to creating programs that will address the continuing success and value of the Company to its shareholders and its employees. The Committee believes that attracting, motivating and retaining outstanding executives is central to this dedication.

    Mr. McFarland was granted 20,000 stock options in 1996.

    Section 162(m) of the Internal Revenue Code, which became effective in 1994, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer or the four other most highly compensated executive officers. Certain exceptions are provided for non-discretionary, performance-related compensation. Based on their understanding of Section 162(m) in the context of the compensation programs of the Company, the Compensation Committee considers it unlikely that the compensation level of any executive officer will exceed the deductibility limits under Section 162(m).

    The Compensation Committee will continue to monitor the compensation programs of the Company in light of the potential impact of Section 162(m), to the extent it is determinable. The Compensation Committee's general intent is to design and administer the Company's compensation programs in a manner that will preserve the deductibility of compensation payments to executive officers.

                              Compensation Committee


                              Daniel J. Redden, Chairman
                              Daniel E. Pasquini
                              Herbert M. Rome

    The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates same by reference.



                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

    The Company entered into a two-year Consulting Agreement with William E. Carl, a director, commencing on July 15, 1995, and terminating on July 14, 1997, pursuant to which he would continue as a consultant to the Company. In consideration of such consulting services, the Company pays Mr. Carl the amount of $60,000 per year. In addition, the Company provides Mr. Carl with group dental and term life insurance and pays the cost of Medicare supplemental coverage.

                            INDEPENDENT ACCOUNTANTS

    Coopers & Lybrand, Certified Public Accountants, who certified the Company's financial statements for 1996, has advised the Company that it has no direct or material financial interest in the Company. A representative of the firm of Coopers & Lybrand L.L.P. will be present at the Meeting. He or she will be provided the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. The Board of Directors has not yet selected accountants for the current calendar year.

                                 OTHER MATTERS

    Management knows of no other business to be presented at the Meeting. If other matters do properly come before the Meeting, persons acting pursuant to the proxy will vote on them in their discretion.

    A copy of the Company's Annual Report, including financial statements for calendar year 1996, are currently being mailed with this Proxy Statement.


                  DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

    Proposals to be submitted for the Company's 1998 Annual Meeting of Shareholders must be received by the Company no later than March 15, 1998

PROXY                         McFARLAND ENERGY, INC.                  PROXY
                            10425 S. Painter Avenue
                          Santa Fe Springs, CA 90670

    J.C. McFARLAND and William E. Carl, and each of them, with full power of substitution, are hereby authorized to represent and to vote the stock of the undersigned McFARLAND ENERGY, INC. ("Company") at the Annual meeting of Shareholders to be held on May 28, 1997 and at any adjournment thereof.

    Unless otherwise specified in the squares provided below, the undersigned's vote is to be cast FOR Item 1.

    1. ELECTION OF DIRECTORS

       [_] FOR all nominees listed below              [_] WITHHOLD AUTHORITY
           (except as marked to the contrary below)       to vote for all
                                                          nominees listed below

             J.C. McFARLAND, WILLIAM E. CARL AND DANIEL J. REDDEN

    INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.
    ---------------------------------------------------------------------------

    2. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

                                       Date:
                                            ---------------------------------

                                       --------------------------------------

                                       --------------------------------------

                                       --------------------------------------
                                       Please sign as name(s) appears. If joint account, EACH joint owner should sign.